Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

March 28, 2013

Cole Credit Property Trust II, Inc.

Suite 1100

2325 East Camelback Road

Phoenix, Arizona 85016

Re: Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Cole Credit Property Trust II, Inc., a Maryland corporation (the “Company”), in connection with your filing of the Registration Statement on Form S-4 (File No. 333-187122) (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to 164,911,685 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), which may be issued to the stockholders of Spirit Realty Capital, Inc. (“Spirit”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 22, 2013, by and among the Company, Cole Operating Partnership II, LP, Spirit, and Spirit Realty, L.P. (the “Merger Agreement”).

We have reviewed such documents, including, but not limited to, the proposed Amended and Restated Charter (the “Amended Charter”) of the Company as attached as Annex C to the Registration Statement, and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, and subject to the proper filing of the Amended Charter with the State Department of Assessments and Taxation of Maryland, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Spirit, in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP